Exhibit 3.4

CAPITAL ONE FUNDING, LLC

AMENDED AND RESTATED ARTICLES OF ORGANIZATION

FIRST: Name. The name of the limited liability company is Capital One Funding, LLC.

SECOND: Signature:

Dated: April 18, 2025	By: Capital One, National Association,
as sole member

/s/ Jason S. Frank
Name: Jason S. Frank
Title: Assistant Secretary